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                                                                    EXHIBIT 3.1B


                                    FORM OF
                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                                CARESIDE, INC.

          CARESIDE, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify:

     FIRST: That the board of directors of the Corporation duly adopted resolutions declaring advisable the amendment of the Certificate of Incorporation of the Corporation by adding certain provisions effecting a combination of the outstanding Common Stock of the Corporation and submitting the same to the shareholders of the Corporation for approval. The resolutions setting forth the proposed amendment are as follows:

               RESOLVED, that without any other action an the part of the Corporation or any other person, on the date (the "Filing Date") on which a Certificate of Amendment to the Corporation's Certificate of Incorporation, setting forth these resolutions, is filed with the Secretary of State of the State of Delaware, every 5.2 shares of Common Stock then outstanding shall be automatically converted into one share of Common Stock; and

               RESOLVED FURTHER, that no fractional shares of Common Stock shall be issued upon the conversion of shares pursuant to the preceding resolution. Instead for any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares pursuant to the preceding resolution: (i) if such fractional share would be less than one-half of one share, the holder shall not receive any Common Stock for such fractional share and shall not be entitled to any other consideration therefor, and (ii) if such fractional share would be equal to or greater than one-half of one share, the holder shall receive one full share of Common Stock for such fractional share; and

               RESOLVED FURTHER, that following the Filing Date, (i) new stock certificates representing shares of Common Stock shall be issued by the Corporation in exchange for the surrender of all stock certificates (the "Old Certificates") representing outstanding shares of Common Stock immediately prior to the Filing Date, and (ii) all the Old Certificates shall be deemed canceled and shall not be recognized as evidencing outstanding Common Stock.

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     SECOND: That the shareholders of the Corporation approved the aforesaid amendment by written consent in accordance with the provisions of (S) 228 of the DGCL.

     THIRD: That the foregoing amendment was duly adopted in accordance with the provisions of (S) 242 of the DGCL.


     IN WITNESS WHEREOF, CARESIDE, INC. has caused this certificate to be signed by W. Vickery Stoughton, its Chairman and Chief Executive Officer, this _____ day of December, 1998.


                                    ____________________________________
                                    W. Vickery Stoughton
                                    Chairman and Chief Executive Officer

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